Exhibit 3.1

EMERSON ELECTRIC CO.

BYLAWS

As Amended through June 5, 2018

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EMERSON ELECTRIC CO.

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BYLAWS

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ARTICLE I

OFFICES; DEFINITIONS

Section 1. Registered Office. The registered office of Emerson Electric Co. (the “Corporation”) shall be located in the County of St. Louis, State of Missouri.

Section 2. Other Offices. The Corporation may also have offices at such other places both within and without the State of Missouri as the Board may, from time to time, determine or the business of the Corporation may require.

Section 3. Definitions. Unless the context otherwise requires, defined terms herein shall have the meaning ascribed thereto in the Articles of Incorporation (the “Articles”).

ARTICLE II

MEETINGS OF SHAREHOLDERS

Section 1. Place of Meeting. All meetings of the shareholders shall be held at such place within or without the State of Missouri as may be, from time to time, fixed or determined by the Board.

Section 2. Annual Meeting. The annual meeting of the shareholders shall be held on the first Tuesday in February of each year if not a legal holiday, or, if a legal holiday, then on the next business day following, at such hour as may be specified in the notice of the meeting; provided, however, that the day fixed for such meeting in any year may be changed by resolution of the Board to such other day not a legal holiday as the Board may deem desirable or appropriate. At the annual meeting the shareholders shall elect Directors in accordance with Article 5 of the Articles of Incorporation and Article III of these Bylaws, and shall transact such other business as may properly be brought before the meeting. If no other place for the annual meeting is determined by the Board of Directors and specified in the notice of such meeting, the annual meeting shall be held at the principal offices of the Corporation at 8000 West Florissant Avenue, St. Louis, Missouri.

Section 3. Special Meetings .

(a) Unless otherwise limited by statute or by the Articles, special meetings of the shareholders, for any purpose or purposes, may be called at any time by the Chairman of the Board or a majority of the Board.

(b) A special meeting may also be called by the holders of not less than 85% of all of the outstanding shares entitled to vote at such meeting, upon written request delivered to the Secretary of the Corporation. Such request shall state the purpose or purposes of the proposed meeting. Upon receipt of any such request, it shall be the duty of the Secretary to call a special meeting of the shareholders to be held at any time, not less than ten (10) nor more than seventy (70) days thereafter, as the Secretary may fix. If the Secretary shall neglect to issue such call, the person or persons making the request may issue the call.

Section 4. Notice of Meetings. Written notice of every meeting of the shareholders, specifying the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called shall be delivered or mailed, postage prepaid, by or at the direction of the Secretary, not less than ten (10) nor more than seventy (70) days before the date of the meeting to each shareholder of record entitled to vote at such meeting.

Section 5. List of Shareholders Entitled to Vote. At least ten (10) days before each meeting of the shareholders, a complete list of the shareholders entitled to vote at such meeting shall be prepared and arranged in alphabetical order with the address of each shareholder and the number of shares held by each, which list, for a period of ten (10) days prior to such meeting, shall be kept on file at the registered office of the Corporation and shall be subject to inspection by any shareholder at any time during usual business hours. Such list shall also be produced and kept open at the time and place of the meeting, and shall be subject to the inspection of any shareholder during the whole time of the meeting. The original share ledger or transfer book, or a duplicate thereof kept in the State of Missouri, shall be prima facie evidence as to who are the shareholders entitled to examine such list or share ledger or transfer book or to vote at any meeting of the shareholders. Failure to comply with the above requirements in respect of lists of shareholders shall not affect the validity of any action taken at such meeting.

Section 6. Quorum. The holders of a majority of the issued and outstanding shares entitled to vote, present in person or represented by proxy, shall be requisite and shall constitute a quorum at all meetings of the shareholders for the transaction of business, except as otherwise provided by law, the Articles or by these Bylaws. The shareholders present at a meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of such number of shareholders as to reduce the remaining shareholders to less than a quorum. Whether or not a quorum is present, the chairman of the meeting or a majority of the shareholders entitled to vote thereat, present in person or by proxy, shall have power, except as otherwise provided by statute, successively to adjourn the meeting to such time and place as they may determine, to a date not longer than ninety (90) days after each such adjournment, and no notice of any such adjournment need be given to shareholders other than the announcement of the adjournment at the meeting. At any adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally called.

Section 7. Requisite Vote. When a quorum is present or represented at any meeting, the vote of the holders of a majority of the shares entitled to vote which are present in person or represented by proxy shall decide any questions brought before such meeting, unless the question is one upon which, by express provision of law, the Articles or by these Bylaws, a different vote is required, in which case such express provisions shall govern and control the decision of such question.

Section 8. Voting. Each shareholder shall, at every meeting of the shareholders, be entitled to one vote in person or by proxy for each share having voting power held by such shareholder, but no proxy shall be voted after eleven (11) months from the date of its execution unless otherwise provided in the proxy. In each election for Directors, no shareholder shall be entitled to vote cumulatively or to cumulate his votes.

Section 9. Notice of Shareholder Business at Annual Meetings.

(a) At any annual meeting of shareholders, only such business shall be conducted as shall have been properly brought before the meeting. In addition to any other requirements imposed by or pursuant to law, the Articles or these Bylaws, each item of business to be properly brought before an annual meeting must (i) be specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board or the persons calling the meeting pursuant to the Articles; (ii) be otherwise properly brought before the meeting by or at the direction of the Board; or (iii) be otherwise properly brought before the meeting by a shareholder.

(b) For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the annual meeting; provided, however, that in the event less than 100 days’ notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. For purposes of these Bylaws “public disclosure” shall mean disclosure in a press release reported by the Dow Jones, Associated Press, Reuters or comparable national news service, or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”).

(c) A shareholder’s notice to the Secretary shall set forth (i) as to each matter the shareholder proposes to bring before the annual meeting, a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the annual meeting, and (ii) as to the proposing shareholder(s) and the beneficial owner, if any, on whose behalf the proposal is made, and their respective affiliates or associates or others acting in concert therewith (the “Proposing Shareholder Information”), (1) any material interest, or any agreement, arrangement or understanding with any third party, of any such person in or relating to such business, (2) the name and address of any such person, (3) the class and number of shares of the Corporation which are beneficially owned by any such person, (4) a description of any agreement, arrangement or understanding (including any derivative or synthetic positions or hedging transactions) of any such person, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the share price of any class of the Corporation’s capital stock, or increase or decrease the voting power of such person with respect to shares of the Corporation, (5) any material interest of any such person in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation, (6) all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) or an amendment pursuant to Rule 13d-2(a) if such a statement were required to be filed under the 1934 Act and the rules and regulations promulgated thereunder by any such person, (7) any other information relating to any such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the 1934 Act and the rules and regulations promulgated thereunder, (8) a representation whether any such person is or intends to become part of a group that intends (I) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal, and/or (II) to otherwise solicit proxies from shareholders in support of such proposal, and (9) a representation that the shareholder is a shareholder of record of stock of the Corporation, entitled to vote at such meeting, and intends to continue to hold such stock of the Corporation through the meeting.

(d) Except as required by applicable law, in no event shall any adjournment or postponement of a shareholders meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described in this Section 9, Section 1(c) of Article III or Section 19 of Article III of these Bylaws. In addition, to be timely, a shareholder’s notice described in this Section 9 or Section 1(c) of Article III of these Bylaws shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight business days prior to the date for the meeting, any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten business days prior to the meeting or any adjournment or postponement thereof.

(e) Notwithstanding anything in these Bylaws to the contrary, but subject to Sections 1(c) and 19 of Article III of these Bylaws, no business shall be conducted at an annual meeting except in accordance with the procedures set forth in this Section. The chairman of the annual meeting shall, if the facts warrant, determine and declare to the annual meeting that business was not properly brought before the annual meeting in accordance with the provisions of this Section; and if he or she should so determine, shall so declare to the meeting and any such business not properly brought before the annual meeting shall not be transacted. The chairman of the meeting shall have absolute authority to decide questions of compliance with the foregoing procedures, and his or her ruling thereon shall be final and conclusive. The provisions of this Section 9 shall also govern what constitutes timely notice for purposes of Rule 14a-4(c) under the 1934 Act.

Section 10. Presentation of Matters by Shareholders. If a shareholder or an Eligible Shareholder (as defined in Section 19 of Article III), as applicable, or a qualified representative thereof, does not appear at the meeting of shareholders to present (i) the business to be brought before the meeting by such shareholder pursuant to Section 9 of this Article II, (ii) the nomination pursuant to Section 1(c) of Article III of these Bylaws, or (iii) a nomination pursuant to Section 19 of Article III of these bylaws, then, in each case, the chairman of the meeting shall so declare at the meeting and the defective business or nomination shall be disregarded, notwithstanding that proxies in respect of the business to be brought or nomination of a person, including an Access Nominee, to the Board may have been received by the Corporation. In order to be considered a qualified representative of a shareholder or an Eligible Shareholder (or in the case of a group of persons that together constitute an Eligible Shareholder, a qualified representative of the member of the group authorized to act for such group pursuant to paragraph (d)(ii)(9) of Section 19 of Article III (the “lead member”)) for purposes of these Bylaws, a person must be a duly authorized officer, manager or partner of such shareholder, Eligible Shareholder or lead member, as applicable, or must be authorized by a writing executed by such shareholder, Eligible Shareholder or lead member, as applicable, or an electronic transmission delivered by such shareholder, Eligible Shareholder or lead member, as applicable, to act for such shareholder, Eligible Shareholder or lead member, as applicable, as proxy at the meeting of shareholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of shareholders.

Section 11. Conduct of Meetings. Each meeting of shareholders shall be convened and presided over by a chairman of the meeting as determined in accordance with Article V of these Bylaws. The Board may adopt by resolution such rules and regulations for the conduct of meetings of shareholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the chairman of any meeting of shareholders shall have the right and authority to convene and adjourn the meeting, prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such person, are necessary, appropriate or convenient for the proper conduct of the meeting.

ARTICLE III

DIRECTORS

Section 1. Number; Classification; Nominations; Election; Term of Office.

(a) The Board shall consist of such number of Directors as the Board may from time to time determine, provided that in no event shall the number of Directors be less than three (3), and provided further that no reduction in the number of Directors shall have the effect of shortening the term of any incumbent Director.

(b) The Board of Directors (herein the “Board”) shall be divided into three classes, as nearly equal in number as possible. In the event of any increase in the number of Directors, the additional Director(s) shall be added to such class(es) as may be necessary so that all classes shall be as nearly equal in number as possible. In the event of any decrease in the number of Directors, all classes of Directors shall be decreased as nearly equally as may be possible. Subject to the foregoing, the Board shall determine the class(es) to which any additional Director(s) shall be added and the class(es) which shall be decreased in the event of any decrease in the number of Directors. At each annual meeting of shareholders the successors to the class of Directors whose term shall then expire shall be elected for a term expiring at the third succeeding annual meeting after such election.

(c) In addition to the qualifications set out in Section 3 of this Article III, in order to be qualified for election as a Director, persons must be nominated in accordance with (i) Section 19 of this Article III or (ii) the following procedure:

Nominations of persons for election to the Board of the Corporation may be made at a meeting of shareholders by or at the direction of the Board or by any shareholder of the Corporation entitled to vote for the election of Directors at the meeting who complies with the procedures set forth in this Section 1(c). In order for persons nominated to the Board, other than those persons nominated by or at the direction of the Board to be qualified to serve on the Board, such nominations shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a shareholder’s notice shall be delivered to or mailed and received by the Secretary of the Corporation not less than 90 days nor more than 120 days prior to the meeting; provided, however, that in the event less than 100 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such shareholder’s notice shall set forth (i) as to each person whom the shareholder proposes to nominate for election or re-election as a Director, (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of the Corporation which are beneficially owned by such person, (D) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the 1934 Act (including without limitation such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected) and (E) if the shareholder(s) making the nomination is an Interested Person, details of any relationship, agreement or understanding between the shareholder(s) and the nominee; and (ii) as to the shareholder(s) making the nomination, the Proposing Shareholder Information. Any person nominated for election as a Director shall furnish to the Secretary of the Corporation (1) a written representation and agreement, in the form provided by the Secretary of the Corporation upon written request, that such prospective nominee: (x) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such prospective nominee, if elected as a Director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (B) any Voting Commitment that could limit or interfere with such prospective nominee’s ability to comply, if elected as a Director of the Corporation, with such prospective nominee’s fiduciary duties under applicable law; (y) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Director that has not been disclosed therein; and (z) would be in compliance if elected as a Director of the Corporation, and will comply with all applicable corporate governance, conflict of interest, confidentiality and share ownership and trading policies and guidelines of the Corporation as may be in place from time to time, and (2) a written questionnaire providing such information with respect to the background and qualifications of such person and the background of any other person or entity on whose behalf the nomination is being made that the Corporation may reasonably request. No person shall be qualified for election as a Director of the Corporation unless nominated in accordance with the procedures set forth in this Section 1(c) or Section 19 of this Article III. The chairman of a meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by the Bylaws, and if he or she should so determine, shall so declare to the meeting, and the defective nomination shall be disregarded. The chairman of a meeting shall have absolute authority to decide questions of compliance with the foregoing procedures, and his or her ruling thereon shall be final and conclusive.

(d) Directors shall be elected at annual meetings of the shareholders, except as provided in Section 2 of this Article III, and each Director shall hold office until his or her successor is elected and qualified.

(e) The Board, upon good cause shown and by a vote of a majority of Directors, may grant a leave of absence to a Director for a specified period of time that shall not exceed one year. The Corporate Governance and Nominating Committee shall determine appropriate adjustments to compensation and stock awards with respect to any Director granted leave under this provision.

Section 2. Filling of Vacancies. Vacancies and newly created directorships shall be filled only by a majority of the remaining Directors, though less than a quorum, and each person so elected shall be a Director until his or her successor is elected by the shareholders, who may make such election at the next annual meeting of the shareholders at which Directors of his or her class are elected or at any special meeting of shareholders duly called for that purpose and held prior thereto.

Section 3. Qualifications. Directors must be nominated in accordance with the procedure set out in either Section 1(c) or Section 19 of this Article III. Directors need not be shareholders. No person shall be eligible for election as a Director, either under Section 1, Section 2 or Section 19 of this Article III, if such person’s seventy-second (72nd) birthday shall fall on a date prior to the commencement of the Term for which such Director is to be elected or appointed; provided, however, that this limitation shall not apply to Adm. J. W. Prueher until the annual meeting of shareholders held in 2018. No person shall be qualified to be elected and to hold office as a Director if such person is determined by a majority of the whole Board to have acted in a manner contrary to the best interests of the Corporation, including, but not limited to, violation of either State or Federal law, maintenance of interests not properly authorized and in conflict with the interests of the Corporation, or breach of any agreement between such Director and the Corporation relating to such Director’s services as a Director, employee or agent of the Corporation.

Section 4. Removal. By action of a majority of the whole Board, any Director may be removed from office for cause if such Director shall at the time of such removal fail to meet the qualifications for election as a Director as set forth under Article III, Section 3 hereof. Notice of the proposed removal shall be given to all Directors of the Corporation prior to action thereon. Directors may be otherwise removed only in the manner prescribed in the Articles.

Section 5. General Powers. The property and business of the Corporation shall be controlled and managed by its Board of Directors which may exercise all such powers of the Corporation and do all such lawful acts and things as are not, by law, the Articles or by these Bylaws, directed or required to be exercised and done by the shareholders or the Continuing Directors.

Section 6. Place of Meetings. The Board may hold meetings, both regular and special, either within or without the State of Missouri.

Section 7. Regular Annual Meeting. A regular annual meeting of the Board, including newly elected Directors, shall be held immediately following the annual meeting of the shareholders and shall be held at the principal offices of the Corporation at 8000 West Florissant Avenue, St. Louis, Missouri, unless another time or place shall be fixed therefor by the Directors. No notice of such meeting shall be necessary to the Directors in order, legally, to constitute the meeting, provided a majority of the whole Board shall be present. In the event such annual meeting of the Board is not held at the time and place specified herein, or at such other time and place as may be fixed by the Directors, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for meetings of the Board, or as shall be specified in a written waiver signed by all of the Directors.

Section 8. Additional Regular Meetings. Additional regular meetings of the Board shall be held once each month on the first Tuesday thereof, or on such other day thereof as the Board may, by resolution, prescribe, and at such hour of such day as shall be stated in the notice of the meeting; provided that the Chairman, in his or her discretion, may dispense with any one or more of such meetings, by having notice of the intention so to do given, by letter, facsimile or e-mail, to each Director not less than ten (10) days prior to the regularly scheduled date of each meeting so to be dispensed with. If the first Tuesday of any month shall be a legal holiday, the regular meeting for such month shall be held on the Thursday following, and if the Monday preceding the first Tuesday of any month shall be a legal holiday, the regular meeting for such month shall be held on the Wednesday following, in each case unless the Board shall otherwise prescribe by resolution. Notice of any regular meeting shall be given to each Director at least forty-eight (48) hours in advance thereof, either personally, by mail, facsimile, or e-mail.

Section 9. Special Meetings. Special meetings of the Board may be called by the Chairman on notice given personally, by mail, by telephone, by e-mail or by facsimile to each Director given twenty-four (24) hours in advance of such meeting. Special meetings shall be called by the Chairman in like manner and on like notice on the written request of any two Directors.

Section 10. Place of Meetings. Special meetings and regular meetings of the Board, other than the regular annual meeting, shall be held at such place within the City or County of St. Louis, Missouri, as may be specified in the notice of such meeting; provided that any meeting may be held elsewhere, within or without the State of Missouri, pursuant to resolution of the Board or pursuant to the call of the Chairman. Members of the Board and its Committees may participate in meetings by means of conference telephone or similar communications equipment whereby all persons participating in the meeting can hear each other, and such participation shall constitute presence at the meeting.

Section 11. Notices. Notice of any meeting may be given by the Chairman, any Vice Chairman, the President, any Vice President or the Secretary and shall specify the time and place of the meeting.

Section 12. Quorum. At all meetings of the Board a majority of Directors in office (the “whole Board”) shall be necessary to constitute a quorum for the transaction of business, and the acts of a majority of the Directors present at a meeting at which a quorum is present shall be the acts of the Board, except as otherwise may be specifically provided by law or by the Articles. If a quorum shall not be present at any meeting of the Board, the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. A Director who may be disqualified, by reason of personal interest, from voting on any particular matter before a meeting of the Board may nevertheless be counted for the purpose of constituting a quorum of the Board.

Section 13. Compensation of Directors. Directors, as such, shall receive for their services such compensation as may be fixed, from time to time, by resolution of the Board, together with a stipend for attendance, and expenses of attendance, if any, for each meeting of the Board or meetings of any committee on which the Directors may serve; provided that nothing herein contained shall be construed to preclude any Director from serving the Corporation in any other capacity and receiving compensation therefor.

Section 14. Executive Committee. The Board may, by resolution passed by a majority of the whole Board, designate two or more of its number to constitute an Executive Committee which, to the extent provided in such resolution, shall have and exercise the authority of the Board in the management and business of the Corporation.

Section 15. Finance Committee. The Board may, by resolution passed by a majority of the whole Board, designate two or more of its number, one of whom shall be the Committee Chairman, as the Finance Committee of the Board, which to the extent provided in such resolution shall have and exercise the authority of the Board in the management and business of the Corporation. The Committee shall study and consider financial matters affecting the operations of the Corporation, including its long range financial requirements, shall advise the Board in respect thereto, and shall have such other duties as shall be specified by resolution of the Board.

Section 16. Other Committees of the Board. The Board may, by resolution passed by a majority of the whole Board, designate two or more of its members to constitute such other Committees of the Board as the Board by such resolution or resolutions may determine. To the extent provided in such resolution or resolutions, such Committees shall have and exercise the authority of the Board in the management and business of the Corporation.

Section 17. Committees-General Rules. Each Committee of the Board shall keep regular minutes of its proceedings and report the same to the Board when required. Vacancies in the membership of each Committee shall be filled by the Board at any regular or special meeting of the Board. A Director who may be disqualified, by reason of personal interest, from voting on any particular matter before a meeting of a Committee may nevertheless be counted for the purpose of constituting a quorum of the Committee. At all meetings of a Committee, a majority of the Committee members then in office shall constitute a quorum for the purpose of transacting business, and the acts of a majority of the Committee members present at any meeting at which there is a quorum shall be the acts of the Committee.

Section 18. Directors Emeritus and Advisory Directors. The Board may from time to time create one or more positions of Director Emeritus and Advisory Director, and may fill such position or positions for such term as the Board deems proper. Each Director Emeritus and Advisory Director shall have the privilege of attending meetings of the Board but shall do so solely as an observer. Notice of such meetings to a Director Emeritus or Advisory Director shall not be required under any applicable law, the Articles, or these Bylaws. Each Director Emeritus and Advisory Director shall be entitled to receive such compensation as may be fixed from time to time by the Board. No Director Emeritus or Advisory Director shall be entitled to vote on any business coming before the Board, nor shall they be counted as members of the Board for the purpose of determining the number of Directors necessary to constitute a quorum, for the purpose of determining whether a quorum is present, or for any other purpose whatsoever. In the case of a Director Emeritus or Advisory Director, the occurrence of any event which in the case of a Director would create a vacancy on the Board, shall be deemed to create a vacancy in such position; but the Board may declare the position terminated until such time as the Board shall again deem it proper to create and to fill the position.

Section 19. Proxy Access.

(a) Whenever the Board solicits proxies with respect to the election of Directors of the Corporation at an annual meeting of shareholders, the Corporation shall include in the proxy statement distributed on behalf of the Board for such annual meeting the information specified below (the “Required Information”) with respect to (i) the Eligible Shareholder (as defined below) proposing to make a nomination for a Director of the Corporation and who expressly elects at the time of providing the notice required by this Section 19 (the “Nomination Notice”) to have its nominee included in the Corporation’s proxy materials pursuant to this Section 19, (ii) and the nominee to be nominated (an “Access Nominee”); provided that the Nomination Notice complies with the requirements of the Articles, these Bylaws and all applicable laws or regulations. The Required Information shall be (x) all information concerning the Access Nominee and the Eligible Shareholder required to be disclosed in the Corporation’s proxy statement under the rules and regulations of the 1934 Act, these Bylaws, the Articles and applicable law and (y) if the Eligible Shareholder so elects, a statement (the “Statement”) of not more than 500 words in support of the nomination that shall comply with Section 14 of the 1934 Act and the rules and regulations promulgated thereunder.

(b) The Corporation shall not be required to provide access to the Corporation’s proxy materials with respect to any annual meeting of shareholders for more than the Maximum Number (as defined below) of Access Nominees. Any Eligible Shareholder submitting more than one Access Nominee for inclusion in the Corporation’s proxy materials pursuant to this Section 19 shall rank such Access Nominees based on the order that the Eligible Shareholder desires such Access Nominees to be selected for inclusion in the Corporation’s proxy statement in the event that the total number of Access Nominees submitted by Eligible Shareholders pursuant to this Section 19 exceeds the Maximum Number. If there are more than the Maximum Number of nominations for which access to the Corporation’s proxy materials has been sought in compliance with this Section 19, the highest ranking Access Nominee who meets the requirements of this Section 19 from each Eligible Shareholder will be selected for inclusion in the Corporation’s proxy materials until the Maximum Number is reached, going in order of the amount (largest to smallest) of shares of common stock each Eligible Shareholder disclosed as Owned in its respective Nomination Notice submitted to the Corporation. If the Maximum Number is not reached after the highest ranking Access Nominee who meets the requirements of this Section 19 from each Eligible Shareholder has been selected, this selection process will continue with the next highest ranked nominees as many times as necessary, following the same order each time, until the Maximum Number is reached. Following such determination, if any Access Nominee who satisfies the eligibility requirements in this Section 19 (i) thereafter withdraws from the election (or his or her nomination is withdrawn by the applicable Eligible

Shareholder) or (ii) is thereafter not submitted for Director election for any reason (including the failure to comply with this Section 19) other than due to a failure by the Corporation to include such Access Nominee in the proxy materials in violation of this Section 19, no other nominee or nominees (other than any Access Nominee already determined to be included in the Corporation’s proxy materials who continues to satisfy the eligibility requirements of this Section 19) shall be included in the Corporation’s proxy materials or otherwise submitted for Director election pursuant to this Section 19.

(c) The Corporation shall not be required to provide access to the Corporation’s proxy materials with respect to any annual meeting of shareholders if it receives timely notice pursuant to Section 1(c) of this Article III that any shareholder proposes (or multiple shareholders propose) to nominate (i) a nominee for election with respect to which such access is not being requested or (ii) if another person is engaging in a “solicitation” within the meaning of Rule 14a-1(l) under the 1934 Act against a nominee of the Board.

(d) In order for the Access Nominee to be eligible for election at the annual meeting and the Required Information about such nominee of an Eligible Shareholder to be included in the Corporation’s proxy materials, the following requirements must be satisfied:

(i)	The nomination must be made pursuant to a timely Nomination Notice to the Secretary of the Corporation. To be timely, the Nomination Notice must be delivered to and received by the Secretary at the principal executive offices of the Corporation not less than one hundred and twenty (120) days nor more than one hundred and fifty (150) days prior to the anniversary of the date the Corporation commenced mailing of its proxy materials (as stated in the Corporation’s proxy materials) in connection with the most recent annual meeting of shareholders. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a Nomination Notice as described above.

(ii)	The Nomination Notice shall contain or be accompanied by the following, which shall be received by the Secretary of the Corporation within the time period specified in this Section 19 for providing the Nomination Notice:

(1)	the name and address of the Eligible Shareholder and, if applicable, each member of a group of persons constituting an Eligible Shareholder, and an express election to have its Access Nominee included in the Corporation’s proxy materials pursuant to this Section 19;

(2)	the Required Information;

(3)	a statement certifying the number of shares the Eligible Shareholder (and each member of a group of persons constituting the Eligible Shareholder) is deemed to Own and has Owned continuously for the three year period prior to the date of the Nomination Notice for the purposes of this Section 19, which statement shall also be included in the Schedule 14N filed with the Securities and Exchange Commission;

(4)	to the extent that an Eligible Shareholder (or any member of a group of persons constituting an Eligible Shareholder) is not or has not been continuously the holder of record of the shares of common stock that are being used to satisfy the requisite Minimum Stock Ownership and Minimum Holding Period requirements to establish its or their status as an Eligible Shareholder, (i) one or more written statements from the holder of record of the shares (and from each intermediary through which each such person derives, or during the Minimum Holding Period has derived, Ownership of such shares) verifying that, as of a date within seven (7) calendar days preceding the date of submission of such notice, each such person Owns such shares and has Owned at least Minimum Stock Ownership continuously for at least the Minimum Holding Period, and (ii) an agreement to provide, within five (5) business days after the record date for determining shareholders entitled to vote at the annual meeting of shareholders, written statements from the holder of record and intermediaries verifying the continuous ownership of the Eligible Shareholder (including each member of a group of persons constituting an Eligible Shareholder) of such shares through and including such record date;

(5)	a representation and undertaking by the Eligible Shareholder (including each member of a group of persons constituting an Eligible Shareholder) that it, its Access Nominee and each of its and its Access Nominee’s affiliates and associates:

(A)	intends to continue to Own the shares satisfying the Minimum Stock Ownership through the conclusion of the annual meeting of shareholders;

(B)	has not nominated and will not nominate for election to the Board at the annual meeting of shareholders any individual other than its Access Nominee(s);

(C)	has not engaged and will not engage in, and has not and will not be a “participant” (within the meaning of Instruction 3 to Item 4 of Schedule 14A under the 1934 Act or any successor rule) in, a “solicitation” (within the meaning of Rule 14a-1(l) under the 1934 Act or any successor rule) in support of the election of any individual as a Director at the annual meeting of shareholders other than its named Access Nominee or a nominee of the Board; and

(D)	will not distribute to any shareholder any form of proxy for the annual meeting of shareholders other than the form distributed by the Corporation;

(6)	a representation and undertaking by the Eligible Shareholder (including each member of a group of persons constituting an Eligible Shareholder) that it acquired the requisite number of shares qualifying the Eligible Shareholder to submit an Access Nominee in the ordinary course of business and that (x) at the time of giving its notice and (y) at all times until the election of Directors at the annual meeting of shareholders, in each case neither it nor the Access Nominee nor any affiliates and associates of it or its Access Nominee Owns or shall Own, as applicable, any securities of the Corporation for the purpose, or with the effect, of changing or influencing the control of the Corporation, or in connection with or as a participant in any transaction having that purpose or effect, including any transaction referred to in Rule 13d–3(b) under the 1934 Act or any successor rule, other than solely by reason of seeking the election as a Director of its named Access Nominee;

(7)	a representation and undertaking by the Eligible Shareholder (including each member of a group of persons constituting an Eligible Shareholder) that:

(A)	the Eligible Shareholder agrees to comply with all applicable laws and regulations with respect to any solicitation in connection with the annual meeting of shareholders or applicable to the filing and use, if any, of soliciting material;

(B)	it will provide facts, statements and other information in all communications with the Corporation and its shareholders that are and will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and will promptly provide any other information reasonably requested by the Corporation, including, without limitation, to evidence or support any such facts, statements or other information; and

(C)	it will file with the Securities and Exchange Commission any solicitation or other communication with the Corporation’s shareholders relating to the annual meeting of shareholders at which the Access Nominee will be nominated, regardless of whether any such filing is required under Regulation 14A of the 1934 Act or whether any exemption from filing is available thereunder;

(8)	an undertaking by the Eligible Shareholder (including each member of a group of persons constituting an Eligible Shareholder) acknowledging its responsibility for the Required Information, all other information submitted to the Corporation pursuant to this Section 19 and all of its and its Access Nominee’s communications to shareholders in connection with the election of Directors at the annual meeting of shareholders. In such undertaking, the Eligible Shareholder (including each member of a group of persons constituting an Eligible Shareholder) shall:

(A)	expressly assume all liability to which the Corporation or any of its affiliates, or any director, officer, employee or representative thereof, may be subject as a result of any legal or regulatory violation arising out of any such information or communication made available by or on behalf of the Eligible Shareholder or any of its affiliates or its Access Nominee to the Corporation or to any shareholder of the Corporation in connection with the election of Directors at the annual meeting of shareholders; and

(B)	agree to indemnify and hold harmless the Corporation and any of its affiliates, and any director, officer, employee or representative thereof, individually against any liability, loss or damage in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against any such person arising out of or based upon any nomination, solicitation or other activity by the Eligible Shareholder in connection with its efforts to elect the Access Nominee pursuant to this Section 19;

(9)	if the Nomination Notice is submitted by a group of persons that together constitute an Eligible Shareholder, an agreement executed by all members of such group (A) designating one group member that is authorized to act on behalf of all members of the group with respect to the nomination and any and all matters related thereto, including withdrawal of the nomination; and (B) acknowledging and agreeing that the undertaking, as well as the assumption of liability and indemnification obligations set forth in paragraph (d)(ii)(8) of this Section 19 shall apply to each member of such group on a joint and several basis.

(10)	a statement of whether or not the Eligible Shareholder (including each member of any group of persons constituting an Eligible Shareholder) intends to maintain the Minimum Stock Ownership for at least one year following the annual meeting (subject to any mandatory fund rebalancing required by such person’s preexisting governing instruments or written investment policies).

(11)	a copy of the Schedule 14N (or any successor form thereto) that has been filed with the Securities and Exchange Commission as required by Rule 14a-18 under the 1934 Act or any successor rule;

(12)	consent of the Access Nominee to being named in the proxy statement and as a nominee, and to serving as a Director and acting as a representative of all shareholders if elected, and all information, agreements and undertakings by each Access Nominee that would be required to be provided by a nominee who is nominated pursuant to Section 1(c) of this Article III, including, without limitation, the written questionnaire and the representations and agreements described therein, and any other information reasonably requested by the Corporation, including, without limitation, to evidence or support any facts, statements or other information;

(13)	a representation and undertaking by the Access Nominee that such nominee (A) is and will continue to be Independent, (B) is not a Disqualified Repeat Nominee, (C) is not, and continues not to be, a Disqualified Person and (D) does not, and continues not to, fail (i) to meet the audit committee and compensation committee independence requirements under the rules of the primary stock exchange on which the Corporation’s securities are traded, (ii) to be a “non-employee director” for the purposes of Rule 16b-3 under the 1934 Act (or any successor rule), or (iii) to be an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision);

(14)	the details of any position of the Access Nominee as an officer or director of any competitor (that does not result in such Access Nominee to become a Disqualified Person) or significant supplier or customer of the Corporation within the three years preceding the submission of the Nomination Notice; and

(15)	any other information, representations and agreements that are the same as those that would be required to be set forth in a shareholder’s notice of nomination pursuant to Section 1(c) of this Article III, including, without limitation, the Proposing Shareholder Information with respect to the Eligible Shareholder.

(iii)	The Access Nominee shall meet and shall continue to meet the criteria set forth in paragraph (d)(ii)(13) of this Section 19.

(iv)	Neither the Access Nominee nor the applicable Eligible Shareholder (including none of the members of any group of persons constituting an Eligible Shareholder) shall have provided information to the Corporation in respect to such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading, as determined by the Board or any committee thereof;

(v)	Each of the Access Nominee and the applicable Eligible Shareholder (including each of the members of any group of persons constituting an Eligible Shareholder) shall not have failed to comply with its agreements, representations, undertakings and other obligations pursuant to these Bylaws, including, but not limited to, this Section 19; or

(vi)

The information and documents required by this Section 19(d) shall be (A) provided with respect to and executed by each Eligible Shareholder or, in the case of an Eligible Shareholder comprised of a group of persons, each member in that group; and (B) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor item) in the case of an

Eligible Shareholder or, in the case of an Eligible Shareholder comprised of a group of persons, each member in that group. A breach of any obligation, agreement or representation in or pursuant to this Section 19 by any member of such group or any Access Nominee shall be deemed a breach by the Eligible Shareholder. The Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 19(d) (other than such information and documents contemplated to be provided after the date the Nomination Notice is provided) have been delivered to or, if sent by mail, received by the Secretary of the Corporation.

(e) Notwithstanding anything to the contrary herein, the Corporation may omit from its proxy materials any information or statement that it, in good faith, believes (1) is untrue in any material respect (or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading), (2) would violate any applicable law, regulation or listing standard, or (3) directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to any person.

(f) The Eligible Shareholder and its Access Nominee shall each provide to the Corporation prompt written notice of:

(i)	any material error recognized by the Eligible Shareholder or its Access Nominee in, or any change in circumstances that makes incorrect or misleading in any material respect (collectively, an “error”), the information previously provided by the Eligible Shareholder or its nominee in the Nomination Notice or otherwise provided to the Corporation or to its shareholders in connection with the nomination, and the information that is required to correct any such error (it being understood that providing any such notification shall not be deemed to cure any such error or limit the remedies (including, without limitation, under these Bylaws) available to the Corporation relating to any such error); or

(ii)	any material change in its Ownership of common stock of the Corporation occurring since the date as of which the Eligible Shareholder reported its Ownership in its notice provided for in this Section 19 and before the election of Directors at the annual meeting; provided, without limiting the generality of the foregoing, that any failure to satisfy the Minimum Stock Ownership requirement shall constitute a material change.

(g) If the Board nominates an Access Nominee as part of the Board’s slate of nominees, the notice provided pursuant to this Section 19 will be deemed withdrawn and the former Access Nominee shall be presented to the shareholders at the annual meeting in the same manner as any other nominee of the Board, except that the Access Nominee shall be considered a Director for whom access to the Corporation’s proxy materials was provided for all purposes of this Bylaw, including the determination of the Maximum Number of Access Nominees.

(h) If, after the deadline for submitting a Nomination Notice as set forth in Section 19(d)(i), (i) an Eligible Shareholder becomes ineligible to nominate a Director for inclusion in the Corporation’s proxy materials pursuant to this Section 19 or withdraws such nomination, or (ii) an Access Nominee withdraws from or becomes unwilling, ineligible or unavailable for election at the meeting or to serve on the Board for any reason or to be named in the Corporation’s proxy materials pursuant to this Section 19, in each case whether before or after the mailing of a definitive proxy statement, including for the failure to comply with any provision of these Bylaws (provided that in no event shall any such ineligibility, withdrawal, unwillingness or unavailability commence a new time period (or extend any time period) for the giving of a Nomination Notice), then the nomination of any Access Nominee by a person described in clause (i), and of any Access Nominee described in clause (ii), shall be disregarded, and the Corporation (x) shall not be required to include in its proxy statement or on any ballot or form of proxy the disregarded Access Nominee or any successor or replacement nominee and (y) may otherwise communicate to shareholders, including by amending or supplementing its proxy statement or ballot or form of proxy, that any such Access Nominee will not be included as a nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting. No other nominee may be substituted by the Eligible Shareholder that nominated any such Access Nominee.

(i) Except as otherwise provided by law, the Articles or these Bylaws, the chairman of the meeting shall, if the facts warrant, determine and declare that (i) a nomination was not made in accordance with the procedures prescribed by this Section 19, (ii) an Access Nominee is ineligible to be named in the Corporation’s proxy materials pursuant to this Section 19 or to be considered for election at the meeting, or (iii) an Access Nominee and/or the applicable Eligible Shareholder shall have breached its or their representations, undertakings, agreements or obligations under or pursuant to this Section 19, and in each such case, the chairman of the meeting shall so declare at the meeting and the nomination shall be disregarded notwithstanding that proxies in respect of the nomination of the relevant Access Nominee may have been received by the Corporation.

(j) This Section 19 shall be the exclusive method for shareholders or Eligible Shareholders to include nominees for Director in the Corporation’s proxy materials. Notwithstanding anything to the contrary contained in this Section 19, the Corporation may solicit against, and include in the proxy statement and any supplemental proxy materials its own statements relating to, any Access Nominee.

(k) For purposes of these Bylaws, the following definitions shall apply:

(i)	“Affiliate” and “associate” shall have the meanings ascribed to them under the rules and regulations promulgated pursuant to the 1934 Act.

(ii)	A “Disqualified Person” means a nominee (A) whose election as a member of the Board of Directors, or inclusion of such nominee in the Corporation’s proxy materials, would cause the Corporation to be in violation of these Bylaws, the Articles, the rules and listing standards of the principal U.S. exchange upon which the common stock of the Corporation is traded, or any applicable state or federal law, rule or regulation; (B) who is or has been, within the past three (3) years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914; (C) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten (10) years; or (D) who is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended;

(iii)	A “Disqualified Repeat Nominee” in respect of an annual meeting of shareholders shall mean an individual as to whom access to the Corporation’s proxy materials was provided pursuant to this Section 19 for either of the two most recent annual meetings of shareholders and (A) who withdrew from or became unwilling, ineligible or unavailable for election at the meeting or to serve on the Board for any reason or (B) received at such meeting votes in favor of his or her election representing less than 25% of the total votes cast with respect to his or her election. For the avoidance of doubt, neither this paragraph (k)(iii) nor paragraph (d)(ii)(3) of this Section 19 shall prevent any shareholder from nominating any person to the Board pursuant to and in accordance with Section 1(c) of this Article III.

(iv)	An “Eligible Shareholder” shall mean a person (or a group of not more than twenty (20) persons formed for the purpose of seeking access pursuant to this Section 19; provided that a group of funds that are (i) under common management and investment control, or (ii) under common management and funded primarily by the same employer, or (iii) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one person for this purpose if the Eligible Shareholder provides, no later than the deadline for submitting the Nomination Notice pursuant to paragraph (d)(i) of this Section 19 documentation reasonably satisfactory to the Corporation to evidence the same) who or which has continuously Owned (as defined below) 3% or more of the outstanding shares of common stock of the Corporation as of the most recent date for which such number is disclosed by the Corporation in any filing by the Corporation with the Securities and Exchange Commission prior to submission of the Nomination Notice (the “Minimum Stock Ownership”) continuously for a minimum of three full years prior to and as of the date of giving of the Nomination Notice (the “Minimum Holding Period”) and continue(s) to Own at least the same amount of securities so owned by such person or group of persons through the record date for the annual meeting of shareholders and the date of the annual meeting of shareholders.

For purposes of this Section 19, persons who jointly nominate an individual for election as a Director shall be considered an Eligible Shareholder only if they have agreed in writing to so act, are so identified in the Nomination Notice and the information and the undertakings required by this Section 19 for an Eligible Shareholder are provided by and with respect to each such person. For the avoidance of doubt, for purposes of determining if persons who claim jointly to satisfy the Minimum Stock Ownership and Minimum Holding Period requirements for an Eligible Shareholder, only the common stock of the Corporation Owned by any member of a group continuously for at least three full years shall be aggregated with the common stock Owned continuously for three years by each other person acting jointly to constitute an Eligible Shareholder. A record holder acting on behalf of a beneficial owner will not be counted separately as a shareholder with respect to the shares owned by beneficial owners on whose behalf such record holder has been directed in writing to act, but each such beneficial owner will be counted separately as a member of such group, subject to the other provisions of this Section 19. No person may be a member of more than one group of persons constituting an Eligible Shareholder with respect to any annual meeting of shareholders and if any person appears as a member of more than one group, then it shall be deemed to be a member of the group that has the largest amount of shares of common stock of the Corporation disclosed as owned in the Nomination Notice.

(v)	“Independent” with respect to an Access Nominee shall mean that the nominee would be considered an independent director in accordance with the listing standards of the principal U.S. exchange upon which the common stock of the Corporation trades, any applicable rules of the Securities and Exchange Commission and any additional publicly disclosed standards used by the Board or a duly authorized committee thereof in determining and disclosing the independence of the Corporation’s Directors in accordance with the rules of the Securities and Exchange Commission, such principal U.S. exchange or otherwise.

(vi)	The “Maximum Number” of Access Nominees for an annual meeting of shareholders shall be that number of Directors constituting the greater of (1) two or (2) 20% of the total number of Directors in office as of the deadline for submitting a Nomination Notice as set forth in Section 19(d)(i) (rounded down to the nearest whole number); provided, however, that for so long as the Board is divided into classes, in no case shall the number of nominees appearing in the Corporation’s proxy materials pursuant to this Section 19 for any annual meeting exceed one-half (1/2) of the number of Directors to be elected at such annual meeting. In the event that one or more vacancies for any reason occurs after such date but before the date of the annual meeting of shareholders and the size of the Board is reduced in connection therewith, the Maximum Number shall be calculated based on the number of Directors in office as so reduced. The Maximum Number shall be reduced by any of the following, whether occurring before or after the deadline for submitting a Nomination Notice:

(1)	any person who is or will be nominated by the Board pursuant to paragraph (g) of this Section 19;

(2)	the number of Directors in office on such date who were nominated at any of the three most recent annual meetings of shareholders pursuant to this Section 19 (including by the Board pursuant to paragraph (g) of this Section 19) or pursuant to Section 1(c) of this Article III, other than such Directors whose term of office will expire at such annual meeting of shareholders and who is not seeking (or agreeing) to be nominated at such meeting for another term of office;

(3)	any person who is nominated by an Eligible Shareholder pursuant to this Section 19 but whose nomination is subsequently withdrawn or who becomes unwilling, ineligible or unavailable for election at the meeting, to serve as a Director for any reason or to be named in the Corporation’s proxy materials pursuant to this Section 19; or

(4)	any person who is or will be nominated by the Board pursuant to an agreement, understanding or arrangement with one or more shareholders or group of shareholders (other than any agreement, understanding or arrangement entered into in connection with an acquisition of shares of capital stock of the Corporation, by such shareholder or group of shareholders, from the Corporation).

(vii)	“Ownership” (and its correlative terms “Owned,” “Owning” and other variations of the word “Own”), when used to describe the nature of a person’s ownership of common stock of the Corporation, shall mean those outstanding shares of common stock of the Corporation as to which the person in question possesses (a) the full unhedged power to vote or direct the voting of such shares, (b) the full unhedged economic incidents of ownership of such shares (including the full right to profits and the full risk of loss), and (c) the full unhedged power to dispose of or direct the disposition of such shares; provided that the number of shares calculated in accordance with clauses (a), (b) and (c) shall not include any shares (i) sold by such person or any of its affiliates in any transaction that has not been settled or closed, including any short sale, or purchased by such person or any of its affiliates but the purchase has not settled or closed, (ii) borrowed by such person or any of its affiliates for any purposes or purchased by such person or any of its affiliates pursuant to an agreement to resell or subject to any other obligation to resell to another person, or (iii) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or other agreement or understanding entered into by such person or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares of outstanding common stock of the Corporation, in any such case which instrument or agreement has, or is intended to have, or if exercised would have, the purpose or effect of (A) reducing in any manner, to any extent or at any time in the future, such person’s or affiliates’ full rights to vote or direct the voting and full rights to dispose or direct the disposition of any of such shares, and/or (B) hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such person or affiliate. A person shall “Own” shares held in the name of a nominee or other intermediary so long as the person retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A person’s Ownership of shares shall be deemed to continue during any period in which the person has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time by the person. A person’s Ownership of shares shall be deemed to continue during any period in which the person has loaned such shares, provided, that the person has the power to recall such loaned shares on five (5) business days’ notice, and recalls such shares promptly upon being notified by the Corporation that the applicable Access Nominee will be included in the proxy materials.

ARTICLE IV

NOTICES

Section 1. Service of Notice. Notices to Directors and shareholders shall be in writing and delivered personally or mailed or sent by e-mail or facsimile transmission to the Directors or shareholders at their addresses appearing on the books of the Corporation, except that notice to Directors of a special meeting of the Board may be given orally. Notice by mail shall be deemed to be given at the time when the same shall be mailed; notice by e-mail when such notice is delivered to the Director’s e-mail address; notice by facsimile transmission when transmitted.

Section 2. Waiver of Notices. Whenever any notice is required to be given under the provisions of law, the Articles, or of these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

ARTICLE V

OFFICERS

Section 1. Titles. The Officers of the Corporation shall be chosen by the Board of Directors and shall be a Chairman of the Board (herein the “Chairman”), a President, at least one Vice President, a Secretary and a Treasurer. The Board may also elect one or more Vice Chairmen of the Board (herein “Vice Chairmen”), additional Vice Presidents, a Controller, one or more Assistant Controllers, and such other officers as the Board may deem appropriate. Any two or more of the aforesaid offices, except those of President and Vice President or President and Secretary, may be held by the same person. Vice Presidents of the Corporation may be given distinctive designations such as Executive Vice President, Group Vice President, Senior Vice President and the like.

Section 2. Election. The Board, at its annual meeting immediately following each annual meeting of the shareholders, shall elect a Chairman and a President, and may elect one or more Vice Chairmen, all of whom shall be Directors or Advisory Directors; and the Board shall also at such annual meeting elect one or more Vice Presidents, a Secretary and a Treasurer, who may, but need not, be Directors or Advisory Directors. The Board may elect such other officers and agents as it shall determine necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board. In connection with the election of any officer of the Corporation, the Board may determine that such officer, in addition to the title of the office to which he is elected, shall have a further title such as Chief Administrative Officer, Chief Operating Officer or such other title as the Board may designate, and the Board may prescribe powers to be exercised and duties to be performed by any such officer to whom any such additional title of office is given in addition to those powers and duties provided for by these Bylaws for such office.

Section 3. Term. The officers of the Corporation shall hold office until their respective successors are elected and qualify. Any officer elected or appointed by the Board may be removed by the Board at any time with or without cause by the affirmative vote of a majority of the whole Board. Any vacancy occurring in any such office may be filled only by the Board.

Section 4. Chairman of the Board. The Chairman shall be the Chief Executive Officer of the Corporation. In addition to his or her duties as Chairman and Chief Executive Officer, the Chairman shall be responsible for the general and active management of the business and affairs of the Corporation, subject only to the control of the Board; shall have full authority with respect to the signing and execution of deeds, bonds, mortgages, contracts and other instruments of the Corporation; and, in the absence or disability of a Vice Chairman or the President, shall exercise all of the powers and discharge all of the duties of such Vice Chairman or the President. The Chairman shall be Chairman of the Executive Committee of the Board; shall preside at all meetings of shareholders and Directors; and shall perform such other duties as the Board may prescribe.

Section 5. President. The President shall be an executive officer of the Corporation. The President, (i) in the absence or disability of the Chairman, (a) shall preside at meetings of shareholders, (b) if a member of the Board of Directors, shall preside at meetings of the Directors and shall otherwise exercise all the powers and discharge all of the duties of the Chairman; and (ii) shall perform such other duties as the Chairman or the Board shall prescribe. The President shall have equal authority with the Chairman and the Vice Chairmen, if any, to sign and execute deeds, bonds, mortgages, contracts and other instruments of the Corporation.

Section 6. Vice Chairmen of the Board. Vice Chairmen, if any, may but need not be executive Officers of the Corporation. In the absence or disability of the Chairman and the President, the Vice Chairmen, in order of their seniority with the Corporation, shall perform the duties and exercise the powers of the President. The Vice Chairmen shall perform such other duties, and have such other powers as the Chairman or the Board may, from time to time, prescribe. Each Vice Chairman shall have equal authority with the Chairman and the President with respect to the signing and execution of deeds, bonds, mortgages, contracts and other instruments of the Corporation.

Section 7. Vice Presidents. The Vice President, or if there shall be more than one, the Vice Presidents in order of seniority, in the absence or disability of the Chairman, the President and all Vice Chairmen, shall perform the duties and exercise the powers of the President. Each Vice President shall perform such other duties and have such other powers as the Chairman and the Board may, from time to time, prescribe.

Section 8. Secretary and Assistant Secretaries. The Secretary shall attend all meetings of the Board and all meetings of the shareholders and record all the proceedings of the meetings of the Corporation and of the Board in books to be kept for that purpose, shall perform like duties for Committees of the Board when required, and shall perform such other duties as may be prescribed by the Board, the Chairman, any Vice Chairman, or the President. The Secretary shall keep in safe custody the seal of the Corporation and affix the same to any instrument requiring it, and, when so affixed, it shall be attested by his or her signature or by the signature of an Assistant Secretary. The Assistant Secretary, or, if there be more than one, the Assistant Secretaries, in the order determined by the Board, shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board may, from time to time, prescribe.

Section 9. Treasurer and Assistant Treasurers. The Treasurer shall have charge of the funds of the Corporation; shall keep the same in depositories designated by the Board or by officers of the Corporation authorized by the Board to make such designation; shall cause said funds to be disbursed upon checks, drafts, bills of exchange or orders for the payment of money signed in such manner as the Board or authorized officers of the Corporation may, from time to time, direct; shall perform such other duties as directed by the Board, the Chairman or other senior officers; and, if required by the Board, shall give bond for the faithful performance of his or her duties in such form and amount as may be determined by the Board. The Assistant Treasurer, or, if there be more than one, the Assistant Treasurers, in the order determined by the Board, shall, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer, and shall have such other duties and powers as the Board may prescribe.

Section 10. Controller and Assistant Controllers. The Controller, if one is elected by the Board, shall have charge of the accounting records of the Corporation; shall keep full and accurate accounts of all receipts and disbursements in books and records belonging to the Corporation; shall maintain appropriate internal control and auditing of the Corporation; and shall perform such other duties as directed by the Board, the Chairman or other senior officers. The Assistant Controller or, if there be more than one, the Assistant Controllers, in the order determined by the Board, shall, in the absence or disability of the Controller, perform the duties and exercise the powers of the Controller and shall have such other duties and powers as the Board may prescribe.

Section 11. Appointed Officers. In addition to the corporate officers elected by the Board as hereinabove in this Article V provided, the Chairman may, from time to time, appoint one or more other persons as appointed officers who shall not be deemed to be corporate officers, but may, respectively, be designated with such titles as the Chairman may deem appropriate. The Chairman may prescribe the powers to be exercised and the duties to be performed by each such appointed officer, may designate the term for which each such appointment is made, and may, from time to time, terminate any or all of such appointments with or without cause. Such appointments and termination of appointments shall be reported periodically to the Board.

ARTICLE VI

SHARES

Section 1. Certificates of Shares and Uncertificated Shares. The shares of the Corporation shall be represented by certificates in such form as the appropriate officers of the Corporation may from time to time prescribe; provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of stock of the Corporation shall be uncertificated shares. Notwithstanding the foregoing, every holder of uncertificated shares of a class or series some but not all of which are represented by certificates, shall be entitled, upon request, to a certificate representing such shares. Every holder of uncertificated shares shall be entitled to receive a statement of holdings as evidence of share ownership. Shares represented by certificates shall be numbered and registered in a share register as they are issued. Share certificates shall exhibit the name of the registered holder, the number and class of shares and the series, if any, represented thereby, the par value of each share or a statement that such shares are without par value as the case may be, and any other information required by law, regulation or stock exchange rule. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of certificated shares of the same class and series shall be identical.

Section 2. Signatures on Certificates. Every share certificate shall be signed by the Chairman, the President or a Vice President; and by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer; and shall be sealed with the Corporation’s seal which may be facsimile, engraved or printed. The signature of any of the foregoing officers on any share certificate may be a facsimile signature.

Section 3. Transfer Agents and Registrars; Facsimile Signatures. The Board may appoint one or more transfer agents and one or more registrars (any one of which may be appointed as both transfer agent and registrar) and may require all certificates for shares to bear the signature or signatures of any of them, any of which signature or signatures may be facsimile. In case any officer or officers of the Corporation who have signed, or whose facsimile signature or signatures have been used on, any such certificate or certificates shall cease to be such officer or officers, whether because of death, resignation or otherwise, before such certificate or certificates have been delivered by the Corporation, such certificate or certificates may, nevertheless, be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature or signatures have been used thereon had not ceased to be such officer or officers of the Corporation.

Section 4. Lost Certificates. In case of loss or destruction of any certificate of stock or other security of the Corporation, another may be issued in its place upon satisfactory proof of such loss or destruction and upon the giving of a satisfactory bond of indemnity to the Corporation and to the transfer agents and registrars, if any, of such stock or other security, in such sum as the Board may provide. The Board may delegate to any officer or officers of the Corporation, and such officer or officers may further delegate to a transfer agent or registrar, the authorization of the issue of such new certificate or certificates and the approval of the form and amount of such indemnity bond and the surety thereon.

Section 5. Transfer of Shares. Upon surrender to the Corporation, or a transfer agent of the Corporation, of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, the Corporation may issue to the person entitled thereto (a) a new certificate for such shares or (b) if requested by the holder and such shares are of a class or series of stock which may be uncertificated, (i) evidence of equivalent uncertificated shares or (ii) both a new certificate and evidence of uncertificated shares equaling in the aggregate the number of shares represented by the surrendered certificate, and in any case, the Corporation shall cancel the old certificate and record the transaction upon its books. Upon receipt by the Corporation, or a transfer agent of the Corporation, of proper transfer instructions for uncertificated shares, accompanied by proper evidence of succession, assignment or authority to transfer, the Corporation may issue to the person entitled thereto (a) evidence of equivalent uncertificated shares or (b) if requested by the holder, (i) a certificate for such shares or (ii) both a certificate and evidence of uncertificated shares equaling in the aggregate the number of shares covered by such transfer instructions, and in any case, the Corporation shall cancel the old uncertificated shares and record the transaction upon its books.

Section 6. Registered Shareholders. The Corporation and its transfer agents shall be entitled to treat the holder of record of any share or shares as the holder in fact thereof and shall not be bound to recognize any equitable or other claims to, or interest in, such shares on the part of any other person and shall not be liable for any registration or transfer of shares which are registered, or to be registered, in the name of a fiduciary or the nominee of a fiduciary unless made with actual knowledge that a fiduciary, or nominee of a fiduciary, is committing a breach of trust in requesting such registration or transfer, or with knowledge of such facts that its participation therein amounts to bad faith.

Section 7. Interested Shareholders. The provisions of these Bylaws, including without limitation the provisions of this Article VI as they apply to any Interested Person or shares beneficially owned by such Interested Person, are subject to the provisions of Article 9 of the Articles.

ARTICLE VII

INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS

Section 1. Actions Involving Directors, Officers or Employees. The Corporation shall indemnify any person who was or is a party (other than a party plaintiff suing on his own behalf or in the right of the Corporation), or who is threatened to be made such a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, but not limited to, an action by or in the right of the Corporation) by reason of the fact that he or she is or was a Director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding; provided, that no such person shall be indemnified (a) except to the extent that the aggregate of losses to be indemnified under the provisions of this Article VII exceeds the amount of such losses for which the Director, officer or employee is insured pursuant to any directors and officers liability insurance policy maintained by the Corporation; (b) in respect to remuneration paid to such person if it shall be finally adjudged that such remuneration was in violation of law; (c) on account of any suit in which judgment is rendered against such person for an accounting of profits made from the purchase or sale by such person of securities of the Corporation pursuant to the provisions of Section 16(b) of the 1934 Act and amendments thereto or similar provisions of any federal, state or local statutory law; (d) on account of such person’s conduct which is finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct; (e) if it shall be finally adjudged that such indemnification is not lawful; and (f) as provided in subsection (b) of Section 5 of this Article VII.

Section 2. Actions Involving Agents. The Corporation may indemnify any person who was or is a party (other than a party plaintiff suing on his own behalf or in the right of the Corporation), or who is threatened to be made such a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, but not limited to, an action in the right of the Corporation) by reason of the fact that he or she is an agent of the Corporation, or is or was serving at the request of the Corporation as an agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, all to the full extent permitted by law.

Section 3. Determination of Right to Indemnification in Certain Instances.

(a) Any indemnification under Section 1 of this Article VII (unless ordered by a court) shall be made by the Corporation unless a determination is reasonably and promptly made that indemnification of the director, officer or employee is not proper in the circumstances because he or she has not satisfied the conditions to indemnification set forth in such Section 1. Such determination shall be made (1) by the Board by a majority vote of a quorum consisting of Directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested Directors so directs, by independent legal counsel in a written opinion, or (3) by the shareholders; provided, that no such determination shall preclude an action brought in an appropriate court to challenge such determination.

(b) Any indemnification under Section 2 of this Article VII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the agent is proper in the circumstances. Such determination shall be made (1) by the Board by a majority vote of a quorum consisting of Directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested Directors so directs, by independent legal counsel in a written opinion, or (3) by the shareholders.

Section 4. Advance Payment of Expenses. Expenses incurred by an employee or agent in defending any action, suit or proceeding referred to in Section 1 or Section 2 of this Article may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the employee or agent to repay such amounts unless it shall ultimately be determined that he or she is entitled to be indemnified by the Corporation as authorized in this Article. Expenses incurred by a director or officer in defending any action, suit or proceeding referred to in Section 1 of this Article shall be paid by the Corporation as incurred; provided, however, that the Corporation shall have first received an undertaking by or on behalf of the director or officer to repay such amounts unless it shall ultimately be determined that he or she is entitled to be indemnified by the Corporation as authorized in this Article.

Section 5. Successful Defense.

(a) Notwithstanding any other provision of this Article VII (but except as set forth in subsection (b) of this Section), to the extent that a director, officer or employee of the Corporation has been successful on the merits or otherwise (including the dismissal of an action without prejudice) in defense of any action, suit or proceeding referred to in Section 1 of this Article VII, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. This Section 5 shall not apply to the defense of any action suit or proceeding against, or to related expenses incurred by, an agent of the Corporation; the eligibility of an agent of the Corporation for indemnification by the Corporation shall be determined solely pursuant to the provisions of Section 2 of this Article VII.

(b) Indemnification shall not be provided under this Section or under Section 1 of this Article VII in defense of an action, suit or proceeding brought by the Corporation against an officer or employee; provided that such indemnification shall be provided as to such action, suit or proceeding brought in the right of the Corporation, or as to such action, suit or proceeding which arises as a result of or is related to the acquisition of the Corporation in a transaction not approved by a majority of its continuing Directors. “Continuing Directors,” for the purpose of this Article VII, shall be those Directors holding office as Directors prior to the time of such acquisition, or any successors thereof approved as successors by Directors in office prior to the time of such acquisition.

Section 6. Not Exclusive Right. The indemnification provided by this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office. Without limiting the generality of the foregoing, in the event of conflict between the provisions of this Article VII and the provisions of any agreement adopted by the shareholders between the Corporation on the one hand, and any director, officer, employee or agent of the Corporation on the other, providing for indemnification, the terms of such agreement shall prevail. Any indemnification, whether required under this Bylaw or permitted by statute or otherwise, shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such person.

Section 7. Insurance. The Board shall have the power to cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article.

Section 8. Subsidiaries of Corporation. For the purposes of this Article VII, (a) any officer, Director, or employee of the Corporation who shall serve as an officer, director, employee or agent of any other corporation, joint venture, trust or other enterprise of which the Corporation, directly or indirectly, is or was a stockholder or creditor, or in which the Corporation is or was in any way interested, or (b) any officer, director, or employee of any subsidiary corporation, venture, trust or other enterprise wholly owned by the Corporation, shall be deemed to be serving as such director, officer, employee or agent at the request of the Corporation, unless the Board shall determine otherwise. In all instances where any person shall serve as a director, officer, employee or agent of another corporation, joint venture, trust or other enterprise of which the Corporation is or was a stockholder or creditor, or in which it is or was otherwise interested, if it is not otherwise established that such person is or was serving as such director, officer, employee or agent at the request of the Corporation, the Board may determine whether such service is or was at the request of the Corporation, and it shall not be necessary to show any actual or prior request for such service.

Section 9. Spousal Indemnification. The spouse of a person entitled to indemnification under Section 1 hereof or who is granted indemnification under Section 2 hereof, shall be entitled to be so indemnified; provided, that the spouse was or is a party (other than a party plaintiff suing on his or her own behalf or in the right of the Corporation), or was or is threatened to be made a party, to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (including, but not limited to, an action by or in the right of the Corporation), solely by reason of the spousal relationship to the person who is entitled to indemnification under Section 1 hereof or who is granted indemnification under Section 2 hereof.

ARTICLE VIII

GENERAL PROVISIONS

Section 1. Dividends. Dividends upon the shares of the Corporation, subject to the provisions of the Articles, if any, may be declared by the Board at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock or other securities of the Corporation, in rights or warrants relating thereto, or in any other form authorized by law.

Section 2. Checks. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board, or officers authorized by the Board, may, from time to time, designate.

Section 3. Fiscal Year. The fiscal year of the Corporation shall commence on October 1, and close on September 30.

Section 4. Seal. The Corporation’s seal shall have inscribed thereon the name of the Corporation, the numeral “1890” being the year of the incorporation of the Corporation, and the words “Corporate Seal, Missouri”. The seal may be used by causing it, or a facsimile thereof, to be impressed, affixed, reproduced or otherwise.

Section 5. Closing of Transfer Books and Fixing of Record Dates. The Board shall have power to close the share transfer books of the Corporation for a period not exceeding seventy (70) days preceding the date of any meeting of shareholders, or the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change, conversion or exchange of shares shall go into effect; provided, however, that, in lieu of closing the share transfer books as aforesaid, the Board may fix in advance a date, not exceeding seventy (70) days preceding the date of any meeting of shareholders, or the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of shares shall go into effect, as a record date for the determination of the shareholders entitled to notice of, and to vote at, any such meeting, and any adjournment thereof, or entitled to receive payment of any such dividend, or to any such allotment of rights, or to exercise rights in respect of any such change, conversion or exchange of shares; and, in each such case, such shareholders and only such shareholders as shall be shareholders of record on the date of closing the share transfer books, or on the record date so fixed, shall be entitled to notice of, and to vote at, such meeting and any adjournment thereof, or to receive payment of such dividend, or to receive such allotment of rights, or to exercise such rights, as the case may be, notwithstanding any transfer of any shares after such date of closing of the share transfer books or such record date fixed as aforesaid.

Section 6. Severability. Whenever possible, each provision or portion of any provision of these Bylaws will be interpreted in such manner as to be effective and valid under applicable law, and to give effect, to the fullest extent possible, the intent manifested thereby. If any provision or provisions of these Bylaws shall be held to be invalid, illegal or unenforceable as applied to any persons, entities or circumstance for any reason whatsoever, (i) the validity, legality and enforceability of such provisions to any other persons or entities or in any other circumstance and of the remaining provisions of these Bylaws (including, without limitation, each portion of any paragraph of these Bylaws containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (ii) these Bylaws shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 7. Interpretation. The Board (and any other person or body authorized by the Board or these Bylaws) shall have the power and authority to interpret these Bylaws and to make any and all determinations necessary or advisable to apply these Bylaws to any persons, facts or circumstances, including the power to determine (i) whether a person or group of persons qualifies as an Eligible Shareholder under Section 19 of Article III; (ii) whether the outstanding shares of the Corporation’s common stock are “Owned” for purposes of meeting the ownership requirements of Section 19 of Article III of these Bylaws; (iii) whether any and all requirements of Section 9 of Article II and Section 1(c) and Section 19 of Article III have been satisfied, including with respect to a nomination or proposal pursuant to a Nomination Notice; (iv) whether a person satisfies the qualifications and requirements to be a nominee under Section 1(c) of Article III or an Access Nominee under Section 19 of Article III; and (v) whether inclusion of the Required Information in the Corporation’s proxy statement pursuant to Section 19 of Article III is consistent with the Articles, these Bylaws and all applicable laws and regulations. Any such interpretation or determination adopted in good faith by the Board (or any other person or body authorized by the Board or these Bylaws) shall be final and conclusive and binding on all persons, including the Corporation and its shareholders and beneficial owners of capital stock of the Corporation.

ARTICLE IX

AMENDMENTS

Section 1. These Bylaws may be altered, amended or repealed solely by a majority vote of the members of the whole Board at any regular or special meeting thereof duly called and convened.